Exhibit (d)(12)

WHITEHORSE FINANCE, INC.

NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 3,321,033 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

October 23, 2015

Dear Stockholder:

Enclosed for your consideration is a prospectus supplement, dated October 22, 2015 and the accompanying prospectus, dated August 25, 2015 (collectively, the “Prospectus”), pursuant to the offering by WhiteHorse Finance, Inc. (the “Company”) of non-transferable subscription rights (the “Rights”) to subscribe for up to an aggregate of 3,321,033 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on October 23, 2015 (the “Record Date”). The Rights are offered on the terms and subject to the conditions described in the Prospectus.

The rights may be exercised at any time during the subscription period, which commences on October 23, 2015 and ends at 5:00 p.m., New York City time, on November 20, 2015, unless extended by the Company in its sole discretion (the “Expiration Date”). The Rights are non-transferable and will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange. The Rights may not be purchased or sold, and there will not be any market for trading the Rights. The shares of Common Stock issued pursuant to an exercise of Rights will be listed on the NASDAQ Global Select Market under the symbol “WHF.”

As described in the Prospectus, each Record Date Stockholder is entitled to receive one Right for each outstanding share of Common Stock owned on the Record Date. The Rights entitle Record Date Stockholders to purchase one new share of Common Stock for every 4.511505 Rights held (the “Basic Subscription”) at the subscription price (the “Subscription Price”), to be calculated as described in the Prospectus. As a result, the Company is requiring that a Record Date Stockholder deliver to the subscription agent for the Rights offering (the “Subscription Agent”) the Subscription Price of $13.55 per share in connection with the exercise of Rights pursuant to the Basic Subscription on or before the Expiration Date, except as otherwise indicated in the Section entitled “The Offering — Payment for Shares” in the Prospectus Supplement.

In addition, Record Date Stockholders who fully exercise their Rights will be entitled to subscribe, subject to the limitations described in the Prospectus and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised Rights (the “Over-Subscription Privilege”). For the reasons noted above, the Company is requiring that Record Date Stockholders deliver to the Subscription Agent the Subscription Price of $13.55 per share in connection with the exercise of any Over-Subscription Privilege, except as otherwise indicated in the Section entitled “The Offering — Payment for Shares” in the Prospectus Supplement.

As described in the Prospectus, prior to the Expiration Date, the Company intends to distribute an additional prospectus supplement related to the Rights offering including its financial condition as of, and results of operations for the quarter ended, September 30, 2015.

The Rights will be evidenced by subscription rights certificates (the “Subscription Rights Certificates”). No fractional shares of Common Stock will be issued pursuant to the Rights.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Beneficial Owner Election Form; and
3.	Notice of Withdrawal of Subscription.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the Rights offering. The Rights offering will expire on the Expiration Date. A rights holder exercising its rights may withdraw its subscription at any time prior to the expiration date as indicated in the Prospectus.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

A Record Date Stockholder exercising its rights may withdraw its subscription at any time prior to the expiration date as indicated in the Prospectus. If you wish to withdraw your subscription, we ask that you complete, execute and return to us the enclosed Notice of Withdrawal of Subscription.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 591-8268.